Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     April 20, 2012

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Pittsburgh, Pennsylvania – Eureka Financial Corp. (the “Company”), the parent holding company for Eureka Bank (the “Bank”), today announced net income for the three months ended March 31, 2012 of $390,000, or $0.31 diluted earnings per share, as compared to net income of $299,000, or $0.23 diluted earnings per share, for the three months ended March 31, 2011.  For the six months ended March 31, 2012, the Company reported net income of $778,000, or $0.62 diluted earnings per share, as compared to net income of $542,000, or $0.41 diluted earnings per share, for the six months ended March 31, 2011. The improvement in net income reflected an increase in net interest income, due to an increase in the average balance of interest-earning assets offset by a decrease in the costs of funds, offset by increased non-interest expense.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORP.
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)	(Unaudited)
	March 31,	September 30,
	2012	2011

Total assets	$138,811	$137,515
Cash and investments	25,202	28,988
Loans receivable, net	109,504	104,456
Allowance for loan losses	(1,050)	(1,000)
Deposits	114,951	114,784
Total liabilities	116,615	116,050
Stockholders' equity	$22,196	$21,465

Nonaccrual loans	$ ---	$22
Repossessed real estate	---	---
Total nonperforming assets	$ ---	$22

Allowance for loan losses to loans receivable,net	0.96%	0.96%
Nonperforming loans to net loans	---	0.02%
Nonperforming assets to total assets	---	0.02%
Book value per share	$16.93	$16.33
Number of common shares outstanding	1,311,429	1,314,705

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2012	2011	2012	2011

Interest income	$1,754	$1,671	$3,481	$3,279
Interest expense	328	452	672	938
Net interest income	1,426	1,219	2,809	2,341
Provision for loan losses	30	18	50	35

Net interest income after provision for loan losses	1,396	1,201	2,759	2,306
Noninterest income	19	18	39	37
Noninterest expense	791	714	1,545	1,425

Income before income taxes	624	505	1,253	918
Income tax expense	234	206	475	376

Net income	$390	$299	$778	$542
Earnings Per Share - Basic	$0.31	$0.23	$0.62	$0.41

Earnings Per Share - Diluted	$0.31	$0.23	$0.62	$0.41